As filed with the Securities and Exchange Commission on December 29, 2020

Registration No. 333-227353

Registration No. 333-105985

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-3

REGISTRATION STATEMENT NO. 333-227353

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-3

REGISTRATION STATEMENT NO. 333-105985

UNDER

THE SECURITIES ACT OF 1933

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3136179
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

900 E. Hamilton Avenue, Suite 550

Campbell, CA 95008

(650) 934-5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark K. Oki

Senior Vice President, Chief Financial Officer and Chief Accounting Officer

VIVUS, Inc.

900 E. Hamilton Avenue, Suite 550

Campbell, CA 95008

(650) 934-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John L. Slebir Senior Vice President, Business Development and General Counsel VIVUS, Inc. 900 E. Hamilton Avenue, Suite 550 Campbell, CA 95008 (650) 934-5200	Jon Layman Hogan Lovells US LLP 3 Embarcadero Center Suite 1500 San Francisco, CA 94111 (415) 374-2300

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

VIVUS, Inc., a Delaware corporation (the “Company”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements (collectively, the “Registration Statements”) on Form S-3 previously filed by the Company with the Securities and Exchange Commission (the “SEC”) (share numbers set forth below do not give effect to corporate actions, such as stock splits, effected subsequent to the filing of each such Registration Statement):

•                  Registration Statement on Form S-3 (No. 333-227353), filed with the SEC on September 14, 2019, registering $200,000,000 in aggregate of the Company’s (1) common stock, par value $0.001 per share (“Common Stock”), (2) preferred stock, par value $0.001 per share, (3) debt securities, (4) warrants and    (5) units, each as described in such registration statement; and

•                  Registration Statement on Form S-3 (No. 333-105985), filed with the SEC on June 10, 2003, registering 4,375,000 shares of Common Stock.

On July 7, 2020, the Company and all of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On December 10, 2020, the Bankruptcy Court approved the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of VIVUS, Inc. and Its Affiliated Debtors (the “Plan”), and on December 11, 2020 (the “Effective Date”), the Plan became effective pursuant to its terms. All previously issued and outstanding equity interests in the Company were automatically cancelled and extinguished as of the Effective Date.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered for issuance that remain unsold at the termination of each such offering, the Company hereby removes from registration by means of these Post-Effective Amendments all securities registered but unsold or otherwise unissued, if any, under the Registration Statements as of the date of effectiveness of these Post-Effective Amendments.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on December 29, 2020.

VIVUS, INC.

By:	/s/ Mark K. Oki
Name:	Mark K. Oki
Title:	Senior Vice President, Chief Financial Officer and Chief Accounting Officer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 under the Securities Act of 1933, as amended.